SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                           FORM S-8

                      REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

                                    PetHealth Systems, Inc.
                    (Exact name of registrant as specified in its charter)

            Colorado                                            93-0969365
            --------                                            ----------
(State or other jurisdiction                              (I.R.S. Employer
incorporation or organization)                            Identification No.)

              444 Madison Ave., Suite 1710,New York, New York 10022
                                Tel. 212-750-7878
                                -----------------
             (Address and telephone of Principal Executive Offices)

               1997 Stock Award Plan; Incentive Stock Option Plan
               --------------------------------------------------
                              (Full title of plan)

              Stephen E. Rounds, 4635 E. 18th Ave., Denver CO 80220
                                Tel. 303-377-6997
                                -----------------
          (Name, address and telephone of agent for service of process)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
===========================================================================================
Title of each                               Proposed          Proposed
class of                                    maximum           maximum               Amount
securities               Amount             offering          aggregate             of
to be                    to be              price             offering              regis.
registered               registered         per share         price                 fee
===========================================================================================
Common,                  400,000(1)        $1.50(2)        $450,000(3)            $182(2)
without par              shares

Common,                   50,000(3)        $1.50(2)        $375,000(2)            $ 23(2)
without par

   Totals                450,000                           $675,000               $205

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




(1) 400,000 shares of Common Stock are issuable under registrant's 1997 Stock Award Plan. No shares have been issued under this Plan as of the date of filing of this registration statement.

(2) Based on average of bid and ask prices per share of Common Stock in the over-the-counter-market for the 5 business days prior to the filing of this registration statemenet.

(3) 50,000 shares of Common Stock are issuable under registrant's Incentive Stock Option Plan. No options have been issued under this ISOP as of the date of filing of this registration statement.

All fees are calculated pursuant to Rule 457(c).



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



                                            PART II
                            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        Registrant hereby incorporates the documents listed in (a) through (c) below by reference into this Form S-8 registration statement. All documents subsequently filed by registrant pursuant to sections 13(a), 13(d), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents.

        (a) Registrant's latest annual report (for fiscal year ended December 31, 1995).

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

        (c) The registrant's class of common stock is described in the Form 8-A registration statement filed with the Commission on or about February 12, 1997, including any amendment which may filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not applicable (see Item 3(c) above).

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Colorado Business Corporation Act ("CBCA"), C.R.S. 7-109-101 et seq., provides for indemnification of the registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summarization of circumstances in which such indemnification may be available follows, but is qualified by reference to registrant's Articles of Incorporation and the text of the statute.

        In general, any officer, director, employee, or agent may be indemnified against expenses, fines, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, as a result of such relationship, if that person's actions were in good faith, were believed by him or her to be in or not opposed to the registrant's best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless such person is successful upon the merits in such an action (in which event indemnification is mandatory), indemnification may be awarded only after a determination by


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



decision of the board of directors (by directors not at the time parties to the proceeding) or by approval by vote of the shareholders, or by opinion of special legal counsel.

        In addition, the registrant has statutory authority to purchase insurance to protect its officers, directors, employees, and agents against any liabilities asserted against them, or incurred in connection with their service in such capacities. Further, registrant may advance or reimburse funds to a director who is a party to a proceeding, for reasonable expenses incurred in connection with a proceeding.

        Pursuant to the CBCA, indemnification is not permitted in connection with a proceeding by or in the rights of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was adjudged liable on the basis that he or she derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.  EXHIBITS.

2.1     Agreement and Plan of Share Exchange (Triangle, Inc. and PetCare, Inc.)*
3.1     Articles of Incorporation [1]
3.2     Articles of Amendment to Articles of Incorporation*
3.3     Bylaws [1]
4.1 1997 Incentive Stock Option Plan (the 1988 Incentive Stock Option Plan, as readopted February 7, 1997)*
4.2     1997 Stock Award Plan, as adopted February 7, 1997*
5.1     Opinion of Stephen E. Rounds, Esq.*
23.1 Consent of Schmidt & Associates, independent certified public accountants*
23.2    Consent of Stephen E. Rounds, Esq.*

*       Filed herewith.

[1] Incorporated by reference from the registrant's Registration Statement on Form S-18 (exhibit number 3), declared effective on March 5, 1989 (33-25253).

ITEM 9.  UNDERTAKINGS.

        The registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



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



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such officer, director, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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


                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, duly authorized, in New York, New York, on February 17, 1997.

PetHealth Systems, Inc.

s/Ted A. Sprinkle, Jr.
Ted A. Sprinkle, Jr., President
and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Signature                                   Capacity                    Date


 s/ Ted A. Sprinkle, Jr.                    President, CEO,             2/17/97
  Ted. A. Sprinkle, Jr.,                    CFO and Director

 s/ Martin I. Saposnick                     Director                    2/17/97
  Martin I. Saposnick

 s/ Joseph J. Messina                       Director                    2/17/97
  Joseph J. Messina

 s/ Kenneth J. Rotondo                      Director                    2/17/97
  Kenneth J. Rotondo




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